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                                                                    EXHIBIT 23.2


                        INDEPENDENT AUDITORS' CONSENT


The Partners
HealthCare Properties, L.P.:


We consent to the inclusion of our report dated February 7, 1997, except as to the fifth paragraph of note 4, which is as of March 21, 1997, with respect to the consolidated balance sheets of HealthCare Properties, L.P. and Subsidiaries (a Delaware Limited Partnership) as of December 31, 1996 and 1995, and the related consolidated statements of operations, partnership equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in Amendment No. 2 to the Form S-1 of Capital Senior Living Corporation dated September 30, 1997, and to the reference to our firm under the heading "Experts" in the prospectus.



                                                KPMG Peat Marwick LLP


Dallas, Texas
September 30, 1997